Exhibit 10.5


                     MANUFACTURING AGREEMENT

This Agreement is entered into by and between Who? Vision Systems, Inc., a Delaware corporation, with its principal place of business at 100 Northpointe Drive, Lake Forrest, California (hereafter referred to as "WVS"), and SILITEK Corporation, a Taiwanese corporation, with its principal place of business at 10F, 25 Tun Hwa Road, Sec. 1, Taipei, Taiwan, (hereafter referred to as "SILITEK").

                                   BACKGROUND

     WHEREAS, WVS has certain expertise in fingerprint solutions and has proprietary technical information in the areas of fingerprint acquisition, processing and verification that may be used to create complete fingerprint solutions for the computer industry, and is developing a finger print module (hereafter referred to as "FPM");

     WHEREAS, SILITEK has developed expertise in manufacturing computer related equipment and peripherals in significant volumes;

     NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and intending to be legally bound hereby, the parties agree as follows:

                                    AGREEMENT

1.0 Definitions. As used in this Agreement, the following terms shall have the respective meanings assigned to them below:

   1.1 Calendar. The calendar used herein is the western calendar currently in common use in the United States. For the purposes of this Agreement, quarters are defined as:

        Q1  January 1 - March 31
        Q2  April 1 - June 30
        Q3  July 1 - September 30
        Q4  October 1 - December 31

Should these dates fall on non-working days, the quarter shall begin on the first working day following the date shown and end on the last working day before the date shown.




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     1.2 "FPM" shall mean WVS's finger print module comprised of:

               a) A finger sensing surface that generates an image of the fingerprint.

               b) An image sensor that can translate the finger image to an electronic signal.

               c) Lens-based air gap optics that translates the image from the finger surface to the sensor.

               d) A signal processing and interface chip, that processes the fingerprint image into a form suitable for transportation to a PC host via USB and/or parallel port.

               e)   Firmware for the signal processing and interface chip.

               f) An API that runs on the PC and allows development of PC applications that makes use of the FPM. The API will include fingerprint matching functions and functions for accessing the FPM hardware via USB and/or Parallel Port.

     1.3 "Object Code" shall mean computer programming code, routines and programs in machine executable form.

     1.4 "Third Party Software" shall mean the computer programming code, routines and programs in Object Code form (and also in Source Code if available), and the documentation thereof, which make up part of the FPM, and which are owned by, or proprietary to persons other than WVS or any of its affiliates.

2.0 Responsibilities.

     2.1 WVS Design and Manufacturing Responsibilities

               a) WVS shall work with SILITEK to provide mechanical interface drawings and information to SILITEK on the FPM no later than July 1, 1998.

               b) WVS shall work with SILITEK to provide a complete design and documentation package to SILITEK for use in manufacturing.



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               c)   WVS is responsible for providing SILITEK a design of the FPM described in 1.2 of this agreement. The annual Average Bill of Material (ABOM) of the WVS design will not exceed the following costs based on the following volumes:

                         1998           [xxxxxx]
                         1999           [xxxxxx]
                         2000           [xxxxxxx]
                         2001           [xxxxxxx]

                         These are approximate BOM numbers based on
                    approximately [xxxxxxx] units in 1998 and [xxxxxxxxxxxxxx] unit and up volumes in later years - exact numbers will be calculated based on WVS' proposed volumes in each year.

                   Note that ABOM is defined as follows:
                   ABOM = (volume1 X BOM1 + volume2 X BOM2 + ... + ...)/(volume1 + volume2 + ... + ...)

                   Where volume N is the number of units in any year manufactured with BOMN. The total annual volume will then be (volume1 + volume2 + ... + ...)

               d) WVS agrees to establish a manufacturing transfer team with qualified engineers no later than July 1, 1998.

               e) WVS shall prepare and deliver to SILITEK prior to commencement of production, quality control procedures to be applied to manufactured units.

               f) WVS will negotiate in good faith to provide SILITEK access to manufacture any further fingerprint technologies developed by WVS.

     2.2 SILITEK's Engineering and Manufacturing Responsibilities

               a) SILITEK shall participate with WVS in understanding WVS's designs and drawings for the FPM and the component piece parts in order to ensure compatibility with SILITEK's industrial design and manufacturing requirements.


       [Confidential Treatment requested for redacted portion of document]


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               b)   SILITEK shall produce the overall industrial design and the package drawings and specifications for the FPM. SILITEK shall complete the process of developing a manufacturing prototype. SILITEK shall be responsible for all engineering work necessary to manufacture the FPM in accordance with the designs, drawings, and specifications delivered by WVS. SILITEK will be responsible for ensuring cost effectiveness, quality and reliability of the manufacturing process and the manufactured products.

               c) SILITEK shall ensure that its facility and systems comply with ISO 9002 standards.

               d) SILITEK shall provide or obtain at its own expense all tooling and equipment necessary to fulfill its obligations under this Agreement.

               e) SILITEK recognizes that several component parts within the FPM are proprietary to WVS and contain intellectual property that WVS considers critical to the proper operation of the FPM. Therefore, SILITEK agrees that it recognizes that several component parts within the FPM are proprietary to WVS and contain intellectual property that WVS considers critical to the proper operation of the FPM. Therefore, SILITEK agrees that it shall only use WVS approved vendors for the Tactile Sense material, FPM lens and imaging device. WVS shall supply SILITEK with a drawing/specification that specifies the part to be procured and an authorized list of vendors from which it may be purchased. SILITEK agrees to attach a copy of such specification which acknowledges that the information is proprietary to WVS with each purchase order. WVS will work with SILITEK on approving any additional vendors identified by SILITEK for these components. SILITEK agrees that from time to time WVS may request certification from these vendors as to the quantity and quality of the parts being procured and that SILITEK agrees to instruct the vendors to release of such information.

               f) SILITEK shall sell and/or deliver FPMs only to WVS or persons designated by WVS, and not to any other person or entity.

               g) SILITEK shall perform quality control procedures developed by WVS on all manufactured units. In the event more than a specified number or percentage of units do not pass the quality control tests, product acceptance and shipping shall be suspended until SILITEK determines the source of the failure and takes appropriate corrective action at its own expense.



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               h)   SILITEK shall certify to WVS that it has performed WVS's
                    quality control procedures on all manufactured units.

               i) SILITEK agrees that it will cooperate with WVS in establishing a quality program consistent with industry standards and that sufficient samples will be provided to WVS to accomplish this objective. WVS and SILITEK jointly agree to let the review team designated in paragraph 3.0 establish such program.

               j) SILITEK shall obtain at its own expense all approvals, certificates, permits and licenses as may be required by the Taiwanese government to manufacture and ship the FPMs.

               k) SILITEK shall establish a manufacturing transfer team with qualified engineers no later than July 1, 1998.


     2.3 Forecasts, Orders, Purchases and Deliveries

            2.3.1   FORECASTS

               a)   FORECASTS
                    WVS will provide SILITEK with a rolling 4-month forecast, by part number and by eligible buyer. The forecast will be provided to SILITEK on the first week of each calendar month, by fax, from WVS. The forecasts will cover the following 4 month period. The forecasts should specify the quantity of products, by WVS part number, and by eligible buyer, which WVS expects to call for delivery each forecast month. Forecasts are "Non-binding Forecasts", provided as good-faith estimates to help SILITEK plan production, and manage inventory levels to meet WVS's requirements.

               b)   FORECAST ACKNOWLEDGMENT
                    Acknowledgment of receipt and confirmation of SILITEK's ability to meet forecast should be returned to WVS within five(5) working days of receipt of the said forecasts. SILITEK should also provide information on


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                    planned production for the 2 months following receipt of
                    such Forecasts, once their monthly production planning has been completed.

               c)   PARTS LIABILITY
                    In the event that WVS ceases FPM production orders to SILITEK, WVS shall be liable for the value of all FPM unique parts and raw materials still in inventory or in process at that time and produced according to WVS forecast estimates. In the event of a failure by WVS to pay such amounts and take delivery of such inventory within 30 days after notice and invoice from SILITEK, SILITEK shall have all of the rights of a seller under the California Uniform Commercial Code in the event of a repudiation by the buyer.


     2.3.2 ORDERING PROCEDURES

               a)   ORDER PLACEMENT
                    Individual employees designated by the CEO or COO of WVS as authorized buyers will place 8-weeks purchase orders on a weekly-rolling basis. SILITEK is not authorized to accept purchase orders from any other entity. A 8-weeks P.O. will reflect the quantity WVS commits to buy from SILITEK, in accordance with the cancellation and flexibility conditions described in this document and on which WVS and SILITEK have agreed. No different or additional terms and conditions in any P.O. shall be effective unless specifically accepted by SILITEK. All P.O.s shall specify a price, delivery date and, if available, destination. All requested delivery dates will be subject to reasonable approval by SILITEK. All FPMs produced under P.O.s without a specified destination will be warehoused by SILITEK in accordance with Section 2.3.4(a).

               b)   ORDER ACKNOWLEDGMENT
                    An acknowledgment of purchase orders will be returned to the ordering authorized buyer within two(2) working days of receipt of an order. If SILITEK is unable to comply with some conditions of the order, for example, the delivery date in an allocation situation, SILITEK should still acknowledge orders, confirming all accepted data (quantity, price, etc) and informing the authorized buyer of the issue.

               c)   LEAD TIME


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                    "Lead Time" means the time between receipt of Purchase
                    Order, by SILITEK, and delivery of PRODUCT to the agreed FOB point for the ordering authorized buyer.

               d)   ORDER STATUS REPORTS-AUTHORIZED BUYERS

                    SILITEK will provide a weekly "Open Order Status Report" to WVS with the following information.

                    PO Number
                    WVS Part Number
                    Name of Authorized Buyer for each order
                    Requested delivery date (to WVS)
                    Planned delivery date (to WVS)
                    Planned delivery quantity
                    Comments:

               e)   ORDER STATUS REPORTS- WORLDWIDE PLANNING
                    The same "Open Order Status Report" information, consolidated worldwide, should be sent to WVS along with:
                    The worldwide inventory, split by PRODUCT and region including in-transit inventory and future manufacturing plans.
                    On Time delivery performance
                    Total amount invoiced for the month worldwide


     2.3.3 INVOICES

               a)   INVOICING
                    SILITEK will invoice WVS the value of each P.O. delivery pulled by WVS from a SILITEK location once POD (Proof of Delivery) documents have been signed by a WVS authorized representative.

               b)   INVOICE DELIVERY
                    SILITEK shall send all invoices for FPMs shipped to WVS.

               c)   INVOICE PERIOD AND PAYMENT PROCEDURE



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                    Payment by WVS shall be due NET 15 days after receipt of
                    invoice. All invoices and payments shall be in U.S. dollars. Payment shall be by wire transfers. Late payments shall bear interest at 1% per month.

     2.3.4 INVENTORY: TITLE AND LIABILITY

               a)   TITLE TO INVENTORY
                    For all Purchase Orders without a specified destination, SILITEK shall deliver the FPMs to its own warehouse, segregated from SILITEK inventory, until WVS provides SILITEK with delivery instructions. Title to the FPMs shall pass to WVS upon notice to WVS of delivery to the warehouse with appropriate papers evidencing WVS ownership. SILITEK shall insure the FPMs against loss while stored in its warehouse.

               b)   TITLE TO SHIPMENTS
                    All shipments of FPMs shall be made F.O.B. manufacturer's origin. Title for FPMs (if not passed per paragraph (a) above) and risk of loss for FPMs shall pass to WVS when the FPMs are placed on board the ship or other shipping mode.

               c)   INVENTORY LIABILITY
                    WVS will be charged interest of 1% monthly upon the P.O. value of FPM inventory still not pulled by WVS from SILITEK warehouse 1 month after the Delivery Date specified on the P.O. for such inventory.

               d) SILITEK shall comply with U.S. and other applicable laws and regulations regarding export controls covering the FPM.

               e) The price at which SILITEK will sell FPMs to WVS or its designated subsidiary or affiliate (the "SILITEK Sell Price") shall be equal to: [xxxxxxxxxxxxxxxxxxxxxxxxxxxx]. This price covers SILITEK's costs, overhead, expenses, and profit. BOM means Bill of Material for the FPM. All prices shall be calculated in U.S. dollars. Both parties recognize that market conditions may require altering this formula. Hence the parties agree to negotiate in good faith changes to the above.

               f) SILITEK shall provide to WVS on a monthly basis with its 4 month rolling unit prices for FPMs based on WVS' forecasted volume requirements. SILITEK shall provide supporting detail for its prices to confirm compliance with the formula in paragraph (e) above or such changed formula as the parties may agree to in any case.

       [Confidential Treatment requested for redacted portion of document]


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          2.4  Exclusivity

               SILITEK will be world-wide exclusively licensed as the only major keyboard manufacturer permitted to manufacture the FPM. Silitek recognizes that WVS has granted certain manufacturing rights to SPOT and that nothing in this agreement is intended to conflict with such rights.


3.0 Project Managers; Personnel; Progress Reports.

     3.1 WVS Project Manager and Personnel

               a) WVS shall appoint a project manager to coordinate WVS's activities and responsibilities relating to SILITEK. WVS shall provide written notice to SILITEK of the name and business address, daytime telephone number and telefax address of the WVS Project Manager. The initial WVS Project Manager shall be Tzu-Chiang Hsieh. WVS shall also appoint a full time manufacturing liaison, who will be responsible for the transition of the WVS FPM design to SILITEK for manufacture, and will assist in its initial implementation.

               b) From time to time, personnel of WVS may perform work at the facilities of SILITEK. WVS shall be solely responsible for any and all losses, liabilities, suits, claims, and expenses incurred by any of its personnel for damage to property or bodily injury, unless such damage to property or bodily injury was caused by the gross negligence or intentional misconduct of SILITEK. While at the facilities of SILITEK, all WVS personnel shall observe and follow the work rules, policies, and standards of SILITEK.


   3.2  SILITEK Project Manager and Personnel

               a) SILITEK shall appoint a project manager to coordinate SILITEK's activities and responsibilities relating to WVS. SILITEK shall provide written notice to WVS of the name and business address,



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                    daytime telephone and telefax number of the SILITEK Project
                    Manager. The initial SILITEK Project Manager shall be John Liu. SILITEK shall appoint a full time manufacturing liaison, who will be responsible for the transition of the WVS FPM design to SILITEK for manufacture, and will coordinate with WVS on all engineering and manufacturing issues.

               b) From time to time, personnel of SILITEK may perform work at the facilities of WVS. SILITEK shall be solely responsible for any and all losses, liabilities, suits, claims, and expenses incurred by any of its personnel for damage to property or bodily injury, unless such damage to property or bodily injury was caused by the gross negligence or intentional misconduct of WVS. While at the facilities of WVS, all SILITEK personnel shall observe and follow the work rules, policies and standards of WVS.

     3.3 Technical Review Meetings; Manufacturing Review Board

               a) WVS and SILITEK shall each appoint at least two qualified technical personnel with appropriate decision-making authority to participate in Technical Review Meetings to review and take appropriate action on all design, engineering and manufacturing issues. Technical Review Meetings shall be held periodically and may be initiated by either party.

               b) WVS and SILITEK shall each appoint at least two qualified technical personnel to participate on a joint Manufacturing Review Board ("MRB"). The MRB will be responsible for reviewing the ongoing manufacturing process, all claimed product defects, and design/engineering issues. The MRB shall meet in Taiwan once per month beginning in July 1998. The MRB shall be responsible for identifying the cause of all claimed defects and determining and implementing appropriate corrective measures.

               c) WVS and SILITEK shall each provide to the other a monthly written progress report, at least one week before each Technical Review Meeting and MRB meeting. Reports shall be in Microsoft Office format and shall indicate the following:

                    Status of progress to current scheduled milestones.
                    Short description of problems in meeting such milestones. Proposed recovery method to meet next milestone.


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                    Probability of meeting next milestone.
                    Any other information reasonably requested by either party with respect to the Project.

4.0 Deliverables; Training

     4.1 The deliverables from WVS for the manufacturing effort are as follows:

     Theory of Operation - a detailed, written description of the functional nature of the FPM design. It shall include functional and circuit block diagrams, data flow and timing diagrams, and a detailed description of the functional flow.

     Schematic Diagrams - a full set of electronic schematic circuit diagrams. The drawings for these items shall be in the OrCad DSN format.

     Mechanical Drawings - These shall include all relevant drawings required to implement the design into SILITEK's manufacturing process. Included will be detailed drawings for piece parts designed by WVS, source control documents for all components specified by WVS, and a preliminary Bill of Materials. These documents will be created and delivered in the AutoCad DWG format. WVS will participate with SILITEK in reviewing industrial Design and package drawings and will determine how the overall Industrial Design will impact the design and layout of specific piece parts (for instance, Printed Circuit Boards), but WVS shall not be responsible for providing overall envelope drawings. Since SILITEK will be responsible for the implementation of the FPM into other parties' industrial designs, WVS will provide only the mechanical drawings necessary to support SILITEK's industrial design and manufacturing requirements.

     Software - All firmware and interface drivers will be developed by WVS and delivered to SILITEK. This delivery shall be in the form of executable code.

   4.2 Orientation and Training Program. WVS shall provide an orientation and training program for the purpose of educating SILITEK's personnel in the use, operation, technical support, maintenance, management, and assistance for manufacturing of the FPM.

5.0 Proprietary Rights

     5.1 Proprietary Rights of WVS


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               a)   Design and Configuration of FPM - All right, title and
                    interest in and to (i) the design and configuration of the FPM, including all deliverables, (ii) all updates to the design and configuration of the FPM, (iii) all documentation for the FPM, and (iv) any and all intellectual property rights inherent in the FPM design and configuration ('i', 'ii', and 'iii' are collectively the FPM design and configuration), including without limitation all patent rights, copyrights, trademarks, know-how and trade secrets, does and shall belong exclusively to WVS.

               b)   Developed Software - All right, title and interest in and to
                    (i) software developed for incorporation into the FPM, (ii) all of such, (iii) all documentation and (iv) any and all intellectual property rights relating to the foregoing, does and shall belong exclusively to WVS.

               c) Third Party Software - WVS has at its own expense secured the rights to fingerprint matching software. WVS shall pass through (in whatever form) licensing rights and restrictions, which pertain to third party software and technology.

     5.2 Confidentiality. The FPM design and configuration and the Developed Software, and each item included in such, and all materials and copies containing any part of such, shall be maintained as confidential by SILITEK, shall be disclosed by SILITEK only to its employees who need such materials and information for SILITEK to fulfill its obligations and not to any other person or entity, and shall not be used by SILITEK for any other purpose. SILITEK's obligation shall not apply to any information which becomes part of the public domain other than as a result of SILITEK's breach of its obligations under this paragraph. SILITEK shall be responsible for ensuring that its employees comply with its confidentiality obligations.

SILITEK initiated engineering work, and all materials and copies containing any part of such, shall be maintained as confidential by WVS, shall be disclosed by WVS only to its employees who need such materials and information for WVS to fulfill its obligations and not to any other person or entity, and shall not be used by WVS for any other purpose. WVS obligation shall not apply to any information which becomes part of the public domain other than as a result of WVS breach of its obligations under this paragraph. WVS shall be responsible for ensuring that its employees comply with its confidentiality obligations.




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     5.3 Trademarks. Neither SILITEK nor WVS shall use the other party's trademarks or tradenames without prior written consent.

6.0 Licenses

     6.1 Manufacturing Rights. WVS grants to SILITEK, during the term of this Agreement, the non-exclusive license to use the FPM design and configuration and the Developed Software to manufacture FPMs in accordance with this Agreement. SILITEK may make copies of the materials representing the FPM design and configuration and of the Developed Software and Third Party Software as necessary to perform under this Agreement.

     6.2 Right to Sub-license. SILITEK shall not have the right to sub-license or discuss the potential to sub-license, any of the rights, privileges and licenses granted hereunder without the express written consent of WVS. Any agreement to sub-license shall be incorporated as an amendment to this agreement and therefore carry all requirements as stated herein.

7.0 Term and Termination

     7.1 Term. The term of this Agreement shall commence on the date hereof and continue through December 31, 2001, subject to earlier termination pursuant to Sections 7.2 and 7.3. The term shall be renewed for additional one year terms unless either party gives written notice at least 60 days before expiration of any term of its intent not to renew.

     7.2 WVS's Right to Terminate. WVS shall have the right to terminate this Agreement if:

               a) SILITEK materially breaches its confidentiality obligations under Section 5.2;

               b) SILITEK sells or delivers any FPMs or other fingerprint sensing/reading device to any unauthorized person in violation of Section 2.2(f); or

               c) SILITEK materially breaches any other obligation under this Agreement and the breach remains uncured for 90 days after written notice of the breach is given by WVS.


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               d)   If SILITEK should become bankrupt or insolvent, or shall
                    file a petition in bankruptcy, or if the business of SILITEK shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of SILITEK or otherwise, this Agreement shall automatically terminate.

     7.3 SILITEK Right of Termination. SILITEK shall have the right to terminate this Agreement if:

               a) WVS materially breaches its confidentiality obligations under Section 5.2;

               b) WVS fails to pay any amount when due to SILITEK which failure remains uncured for 30 days after written notice by SILITEK; or

               c) WVS materially breaches any other obligation under this Agreement and the breach remains uncured for 90 days after written notice of the breach is given by SILITEK.

               d) If WVS should become bankrupt or insolvent prior to completing its obligations under the Agreement, or shall file a petition in bankruptcy, or if the business of WVS shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of WVS or otherwise, this Agreement shall automatically terminate.

     7.4 Effect of Termination

               a) Upon termination of this Agreement, SILITEK shall immediately: (i) turn over to WVS all materials and copies containing the FPM design and configuration, the Developed Software, and the Third Party Software, and (ii) arrange for delivery to a location specified by WVS of all WVS inventory held by SILITEK; in each case provided that WVS pays to SILITEK all money due and owing to SILITEK under valid invoices previously issued by SILITEK. All outstanding amounts payable shall be payable immediately at termination. The parties may but are not required to mutually agree to permit SILITEK to complete and deliver any outstanding P.O.s subject to satisfactory payment arrangements before SILITEK turns over such materials and copies.


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               b)   SILITEK's obligations under Sections 2.2(f) and 8.1 - 8.4, and WVS's obligations under Sections 2.3(l) and 8.1 and 8.4 shall survive termination of the Agreement for one year after the termination of the Agreement. SILITEK's and WVS's obligations under Section 5.2 shall survive termination of the Agreement for three years after the termination of the Agreement.

               c) If SILITEK terminates the Agreement under Section 7.3, SILITEK may complete production and delivery of any units necessary to fulfill outstanding purchase orders as of the time of termination generated by SILITEK or its affiliates under the Distribution Agreement, before the effect of
                    Section 7.4(a), provided that SILITEK makes satisfactory arrangement to pay WVS or credits against amounts due from WVS the net amounts which SILITEK and its affiliates would owe to WVS if such sales were made under this Agreement and the Distribution Agreement.

               d) If WVS repudiates a P.O. which had been previously accepted by SILITEK, SILITEK shall have all of the rights of a seller under the California Uniform Commercial Code in the event of a repudiation by the buyer.

8.0 Warranties; Product Returns

     8.1 Warranties by WVS. WVS warrants to SILITEK that the deliverables defined in Section 4 above do not infringe on the intellectual property rights, including patent, copyright, or proprietary rights, of any third party.

     8.2 SILITEK Warranty. SILITEK warrants that all FPMs will be free from defects in workmanship or materials and will comply with WVS's specifications for a period of 12 months after delivery to WVS or to WVS's customer. Units will be considered delivered for this purpose only upon shipment from SILITEK's warehouse. SILITEK also warrants that all FPMs will be free from liens.

     8.3 Mutual Indemnification. WVS agrees to indemnify, defend, and hold harmless SILITEK and its affiliates and their respective directors, officers, shareholders, employees and agents from and against any and all claims, demands, suits, actions, judgments, costs and liabilities relating to third party claims of patent infringement by the design of the FPM as delivered by WVS to SILITEK.



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SILITEK agrees to indemnify, defend, and hold harmless WVS and its affiliates and their respective directors, officers, shareholders, employees and agents from and against any and all claims, demands, suits, actions, judgments, costs and liabilities relating to (i) third party claims of patent infringement by any SILITEK-initiated engineering or design efforts under this agreement, and (ii) for damages attributed to manufacturing and any SILITEK initiated engineering or design efforts, and to any breach of SILITEK's warranty.

     8.4 Product Returns.

               a) All product returns shall be handled directly by SILITEK, with a copy of all paperwork to be delivered to WVS.

               b) SILITEK shall replace all defective products which are returned under warranty, at its own expense including cost of shipping replacements to the customer.


9.0 Dispute

     Any dispute arising in connection with this agreement will be resolved in the following order;

               1) Face to Face negotiations between senior executives of each company.

               2) By mediation in Southern California with a mediator selected in accordance with procedures of the American Arbitration Association.

               3) If no resolution is achieved within 60 days after mediation is requested, then both parties agree to binding arbitration in Southern California in accordance with commercial arbitration rules of the American Arbitration Association. This agreement shall be governed by the laws of the state of California without regard to choice of law rules.

10.0 Assignability

     SILITEK and WVS both have the right to assign this agreement to any of their affiliated companies, with the consent of the other party. Consent may not be unreasonably denied.

11.0 Entire Agreement



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




     This Agreement constitutes the entire agreement between the parties and there are no representations, warranties, covenants, or obligations except as set forth herein. This Agreement supersedes all prior and contemporaneous agreements, purchase orders, understandings, negotiations, and discussions, written or oral, of the parties hereto.

12.0 Notices.

     Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, sent by certified mail to the respective parties at the address below, or to such other address as each party may hereafter specify in writing to the other.

        If to WVS:     Who? Vision Systems, Inc.
                       100 Northpointe Drive
                       Lake Forrest, CA 92630
                       Attn:  CEO
                       Phone:  949-837-5353
                       Fax:    949-837-5355

        If to SILITEK: SILITEK Corporation
                       10F, 25 Tun Hwa Road, Sec. 1,
                       Taipei, Taiwan


13.0 Relationship of Parties

     In making and performing this Agreement, the parties are acting and shall act as independent contractors. Nothing in this Agreement shall be deemed to create an agency, joint venture or partnership relationship between the parties hereto. At no time shall either party make commitments or incur any charges or expenses for, or in, the name of the other party.

14.0 Amendments.

     These terms and conditions may be amended only in writing by an authorized officer of each party to this document.



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


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representative as of the 1st day of July, 1998.


Who? Vision Systems, Inc.          SILITEK Corporation


By: /s/ Alex Dickinson             By: /s/ Tony Ke
    -----------------------            ------------------
Name: Alex Dickinson               Name: Tony Ke

Title: Chief Executive Officer             Title: Vice President


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